Exhibit 5.1

Advocaten Notarissen Belastingadviseurs

To: Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019 United States (the “Underwriter”)	Claude Debussylaan 80 P.O. Box 75084 1070 AB Amsterdam T +31 20 577 1771 F +31 20 577 1775

Date 10 December 2012 Our ref. M15086931/1/20552297/VJCdB	J.M. van Dijk Advocaat

Dear Sir/Madam,

LyondellBasell Industries N.V. (the “Issuer”)

Sale of 21,000,000 ordinary shares in the capital of the Issuer

1	Introduction

I act as Dutch legal adviser (advocaat) to the Issuer in connection with Underwriting Agreement.

Certain terms used in this opinion are defined in Annex 1 (Definitions).

2	Dutch Law

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	Scope of Inquiry

For the purpose of this opinion, I have examined, and relied upon the accuracy of the factual statements in, the following documents:

3.1	A copy of the Underwriting Agreement signed by the Issuer.

3.2	A copy of the Prospectus Supplement.

De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the trade register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction (“overeenkomst van opdracht”) with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability. Client account notaries ING Bank no. 69.32.13.876.

3.3	A copy of:

(a)	the Deed of Incorporation and the Articles of Association, as provided to me by the Chamber of Commerce; and

(b)	each Trade Register Extract.

3.4	A copy of all Issue Documentation.

In addition, I have obtained the following confirmations on the date of this opinion:

3.5	Confirmation by telephone from the Chamber of Commerce that the most recent Trade Register Extract is up to date.

3.6

(a)	Confirmation by telephone from the court registry of the District Court of the place where the Issuer has its corporate seat, derived from that Court’s Insolvency Register; and

(b)	confirmation through www.rechtspraak.nl, derived from the segment for EU registrations of the Central Insolvency Register;

in each case that the Issuer is not registered as being subject to Insolvency Proceedings.

I have not examined any document, and do not express an opinion on, or on any reference to, any document other than the documents referred to in this paragraph 3. My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1

(a)	Each copy document conforms to the original and each original is genuine and complete.

(b)	Each signature is the genuine signature of the individual concerned.

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(c)	Each factual confirmation referred to in this opinion is true.

4.2	The Underwriting Agreement is within the capacity and powers of, and has been validly authorised and entered into by, each party other than the Issuer.

4.3	Under New York Law by which the Underwriting Agreement is expressed to be governed:

(a)	when validly signed by all the parties, the Underwriting Agreement is valid, binding on and enforceable against each party; and

(b)	the choice of New York Law as the governing law of the Underwriting Agreement applies to the submission to the jurisdiction of the New York Courts pursuant to the Jurisdiction Clause.

4.4	The Issuer’s assets are not intended for public use (de openbare dienst).

5	Opinion

Based on the documents and confirmations referred to and the assumptions made in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me (including force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or a mistake (dwaling) in connection with the issue of any Outstanding Share), I am of the following opinion:

5.1	The Issuer has been incorporated and exists as a limited liability company (naamloze vennootschap).

5.2

(a)	The Issuer has the corporate power to enter into and perform the Underwriting Agreement.

(b)	The Issuer does not need to take any corporate action to ensure the validity, binding effect on and enforceability against the Issuer of the Underwriting Agreement.

(c)	The Issuer has validly signed the Underwriting Agreement.

5.3

(a)	The Issuer does not require any licence, dispensation, recognition or other governmental consent for its entry into and performance of the Underwriting Agreement.

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(b)	There are no registration, filing or similar governmental formalities required to ensure the validity, binding effect on and enforceability against the Issuer of the Underwriting Agreement.

5.4	The entry into and performance of the Underwriting Agreement by the Issuer do not violate Dutch law or the Issuer’s articles of association.

5.5	The choice of New York Law as the governing law of the Underwriting Agreement is recognised and accordingly that law governs the validity, binding effect on and enforceability against the Issuer of the Underwriting Agreement.

5.6

(a)	In proceedings in a New York Court, New York Law determines the validity, binding effect on and enforceability against the Issuer of the Jurisdiction Clause.

(b)	A judgment rendered by a New York Court will not be recognised and enforced by the Dutch courts. However, if a person has obtained a final and conclusive judgment for the payment of money rendered by a New York Court which is enforceable in New York and files his claim with the competent Dutch court, the Dutch court will generally give binding effect to the judgment insofar as it finds that (i) the jurisdiction of the New York Court has been based on grounds which are internationally acceptable, (ii) proper legal procedures have been observed, and (iii) the judgment does not contravene Dutch public policy.

(c)	The Issuer is not entitled to immunity from legal proceedings nor are its assets immune from execution.

5.7

(a)	The Sale Shares have been validly issued and are fully paid and nonassessable [1].

(b)	Any statutory pre-emptive rights (voorkeursrechten) of the Issuer’s shareholders in relation to the issue of the Sale Shares have been validly excluded.

1	In this opinion, “nonassessable” – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

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5.8	The statements in the Prospectus Supplement under the heading “Description of Capital Stock”, to the extent that they include descriptions of Dutch law or the Articles of Association as in force on the date of this opinion, are correct.

5.9

(a)	No Dutch Taxes of a documentary nature, such as capital tax or stamp or registration tax or duty, are payable by or on behalf of a holder of a Sale Share by reason only of its acquisition or transfer of any Sale Share.

(b)	The statements in the Prospectus Supplement under the heading “Certain Tax Consequences – Dutch Tax Considerations”, to the extent that they include descriptions of Dutch Tax law, are correct.

6	Qualifications

This opinion is subject to the following qualifications:

6.1	This opinion is subject to any limitations arising from bankruptcy, suspension of payments, emergency measures, (other) Insolvency Proceedings or other laws relating to or affecting the rights of creditors.

6.2	The recognition of New York Law as the governing law of the Underwriting Agreement:

(a)

(i)	will not restrict the application of the overriding provisions of Dutch law; and

(ii)	will not prevent effect being given to the overriding provisions of the law of a jurisdiction with which the situation has a close connection;

(and for this purpose “overriding provisions” are provisions the respect for which is regarded as crucial by a jurisdiction for safeguarding its public interests to such an extent that they are applicable to any situation falling within their scope, irrespective of the law otherwise applicable to an agreement);

(b)	will not prevent the application of New York Law being refused if it is manifestly incompatible with Dutch public policy (ordre public); and

(c)	will not prevent regard having to be had to the law of the jurisdiction in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

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Subject to the other qualifications in this paragraph 6, I do not believe that the Underwriting Agreement contains provisions which (i) will be restricted by overriding provisions of Dutch law or (ii) are manifestly incompatible with Dutch public policy.

6.3	The enforcement in the Netherlands of the Underwriting Agreement and of foreign judgments is subject to Dutch rules of civil procedure.

6.4	The enforceability of the Underwriting Agreement may be limited under the 1977 Sanction Act (Sanctiewet 1977) or otherwise by international sanctions.

6.5	In proceedings in a Dutch court for the enforcement of the Underwriting Agreement, the court may mitigate amounts due in respect of litigation and collection costs.

6.6	A Dutch limited liability company may not grant a guarantee or accept liability with a view to (met het oog op) the acquisition by a third party of shares in the company’s share capital and any guarantee granted or liability accepted in violation of this prohibition (i) violates Dutch law, and (ii) will most likely be void. I do not believe that this prohibition applies in relation to the Issuer’s obligations under the Underwriting Agreement, but there is no authoritative case law which confirms this belief.

6.7

(a)	An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

(b)	A confirmation derived from an Insolvency Register does not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

6.8	I do not express any opinion on:

(a)	any Shares other than the Sale Shares; or

(b)	except for paragraph 5.9, any taxation matters.

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7	Reliance

7.1	This opinion is addressed to and may be relied upon by the Underwriter for the purpose of the Underwriting Agreement and not by any other person or for any other purpose.

7.2	In relying on this opinion, the Underwriter agrees that:

(a)	(except as set out in paragraph 7.3) it shall not supply this opinion, or disclose its contents or existence, to any person for any purpose; and

(b)	only De Brauw shall have any liability in connection with this opinion, the agreement in this paragraph 7.2 and all liability and other matters relating to this opinion shall be governed exclusively by Dutch law and the Dutch courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

7.3	A copy of this opinion may be provided:

(a)	by the Underwriter to Davis Polk & Wardell LLP; and

(b)	by the Issuer (which I have provided with a copy of this opinion solely for this purpose) to Baker Botts L.L.P.;

but, in each case, solely for their information in their capacity as the Underwriter’s (in the case of Davis Polk & Wardell LLP) or the Issuer’s (in the case of Baker Botts L.L.P.) legal advisers in connection with the Underwriting Agreement and subject to the restrictions set out in paragraph 7.2.

Yours faithfully,

De Brauw Blackstone Westbroek N.V.

/s/ Jan Marten van Dijk

Jan Marten van Dijk

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Annex 1 – Definitions

In this opinion:

“Articles of Association” means each of:

(a)	the Issuer’s articles of association as included in the Deed of Incorporation;

(b)	the Issuer’s articles of association as amended on 26 April 2010;

(c)	the Issuer’s articles of association as amended on 29 April 2010; and

(d)	the Issuer’s articles of association as amended on 27 May 2011.

“Board Certificate” means the certificate dated the date of this opinion attached to this opinion as Annex 2.

“Chamber of Commerce” means the Chamber of Commerce and Industry (kamer van koophandel en fabrieken) of the place where the Issuer has its principal place of business.

“Conversion Shares” is defined in the definition of “Issue Documentation”.

“De Brauw” means De Brauw Blackstone Westbroek N.V.

“Deed of Incorporation” means the Issuer’s deed of incorporation.

“Deeds of Issue” is defined in the definition of “Issue Documentation”.

“Dutch law” means the law directly applicable in the Netherlands.

“Dutch Tax” means any tax of whatever nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities.

“Insolvency Proceedings” means insolvency proceedings as defined in Article 2(a) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings.

“Issue Date” means, in relation to an Outstanding Share, the date on which that Outstanding Share was issued.

“Issue Documentation” means each of:

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(a)	the Deed of Incorporation, providing for (among other things) the issue of 1,125,000 ordinary shares), nominal value EUR 0.04 each, in the Issuer’s capital (the “Incorporation Shares”);

(b)	the amendment dated 26 April 2010 to the Articles of Association as then in force providing for (among other things) the conversion of the 1,125,000 outstanding ordinary shares A (being the Incorporation Shares) into ordinary shares A, nominal value EUR 0.04 each, in the Issuer’s capital (the “Incorporation Shares A”);

(c)

(i)

(A)	a written resolution of the Issuer’s managing board dated 29 April 2010 (the “Issue Resolution”) to:

(I)	issue:

–	301,771,794 Class A Shares (to be interpreted as ordinary shares A, nominal value EUR 0.04 each) in the Issuer’s capital (the “Issue Shares A”);

–	263,901,979 Class B Shares (to be interpreted as ordinary shares B, nominal value EUR 0.04 each) in the Issuer’s capital (the “Issue Shares B”);

(II)	grant 11,508,204 rights to acquire Class A Shares (to be interpreted as ordinary shares A, nominal value EUR 0.04 each) in the Issuer’s capital (the “Warrants”);

(III)	exclude all pre-emption rights (voorkeursrechten) in respect of those issues and grants; and

(B)	a written resolution of the Issuer’s supervisory board dated 29 April 2010 to approve the managing board resolution referred to in paragraph (i) above;

(ii)

(A)	a written resolution of the Issuer’s board of management (bestuur) dated 29 April 2010 to:

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(I)	establish the LyondellBasell Industries 2010 Long-term Incentive Plan (the “Plan”); and

(II)	(by implication) to issue (in the form of Stock Awards (as defined in the Plan)), and to grant rights to acquire (in the form of Options or Stock Awards (both as defined in the Plan) (such Options “Plan Options”), ordinary shares, nominal value EUR 0.04 each, in the Issuer’s capital up to an aggregate number of 22,000,000 ordinary shares; and

(B)	a written resolution of the Issuer’s supervisory board dated 29 April 2010 to approve the managing board resolution referred to in paragraph (ii)(A) above;

(iii)

(A)	a Notarial deed of issue of registered class A shares in LyondellBasell Industries N.V. dated 30 April 201 providing for the issue of 1,771,794 ordinary shares A, nominal value EUR 0.04 each, in the Issuer’s capital; and

(B)	a Notarial deed of issue of registered class B shares in LyondellBasell Industries N.V. dated 30 April 201 providing for the issue of 9,456,449 ordinary shares B, nominal value EUR 0.04 each, in the Issuer’s capital;

(collectively, the “Deeds of Issue”); and

(iv)	a Warrant Agreement dated as of 30 April 2010 between the Issuer, Computershare Inc. and Computershare Trust Company, N.A. (the “Warrant Agreement”);

(d)	a confirmation from the Issuer’s sole managing director dated 6 December 2010 confirming the conversion of the Issue Shares B into ordinary shares A (the “Conversion Shares A”) (as a result of the occurrence of the Liquidation Preference Expiration Date (Vervaldatum Liquidatie Preferent) as referred to in the Articles of Association as amended on 29 April 2010);

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(e)	the amendment dated 27 May 2011 to the Articles of Association as then in force providing for (among other things) the conversion of the 566,798,773 outstanding ordinary shares A (being the Incorporation Shares A, the Issue Shares A and the Conversion Shares A) into Shares (the “Conversion Shares”); and

(f)	the Board Certificate.

“Issue Resolution” is defined in the definition of “Issue Documentation”.

“Issuer” means LyondellBasell Industries N.V., with corporate seat in Rotterdam.

“Jurisdiction Clause” means Clause 16(a) of the Underwriting Agreement.

“New York Court” means any federal court of the United States of America or court of the State of New York, in each case located in the City and County of New York.

“New York Law” means the laws of the State of New York.

“Outstanding Shares” means:

(a)	the Conversion Shares (being 566,798,773 Shares); and

(b)	the Warrant Shares and the Plan Option Shares (being 8,386,308 Shares);

(the Conversion Shares, the Warrant Shares and the Plan Option Shares in aggregate being 575,185,081 Shares).

“Plan” is defined in the definition of “Issue Documentation”.

“Plan Option Share” has the meaning given to that term in the Board Certificate.

“Prospectus Supplement” means the prospectus supplement dated 5 December 2012 for the Sale (excluding any document referred to in it).

“Sale” means the sale by the Selling Shareholders of the Sale Shares pursuant to the Underwriting Agreement.

“Sale Shares” means the 21,000,000 Shares sold by the Selling Shareholders pursuant to the Underwriting Agreement.

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“Selling Shareholders” means the selling shareholders named in Schedule A-1 to the Underwriting Agreement.

“Shares” means the ordinary shares (gewone aandelen), nominal value EUR 0.04 each, in the Issuer’s capital.

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.

“Trade Register Extract” means each of:

(a)	an unofficial electronic Trade Register extract dated 1 April 2010; and

(b)	a Trade Register extract dated 6 December 2012;

each relating to the Issuer and obtained from the Chamber of Commerce.

“Underwriter” means Barclays Capital Inc.

“Underwriting Agreement” means the Underwriting Agreement dated 5 December 2012 between the Selling Shareholders, the Issuer and the Underwriter.

“Warrant Agreement” is defined in the definition of “Issue Documentation”.

“Warrant Share” has the meaning given to that term in the Board Certificate.

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Annex 2 – Board Certificate

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